As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-254044

Registration No. 333-237120

Registration No. 333-229587

Registration No. 333-225802

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254044

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237120

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229587

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225802

UNDER

THE SECURITIES ACT OF 1933

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3352427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600

Chicago, Illinois 60601

1-844-445-5704

(Address of Principal Executive Offices)

Xeris Pharmaceuticals, Inc. 2011 Stock Option and Incentive Plan

Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan

Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan

Xeris Pharmaceuticals, Inc. Inducement Equity Plan

Paul R. Edick

Chief Executive Officer and Chairman

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1600

Chicago, Illinois 60601

1-844-445-5704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph C. Theis, Jr., Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Xeris Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No.  333-254044, filed with the SEC on March 9, 2021, registering a total of 2,770,448 shares of the Company Common Stock, consisting of (i) 2,384,448 shares under the 2018 Stock Option and Incentive Plan (the “2018 Plan”) and (ii) 386,000 shares under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”);

•

Registration Statement No.  333-237120, filed with the SEC on March 12, 2020, registering a total of 1,360,725 shares of the Company Common Stock, consisting of (i) 1,088,580 shares under the 2018 Plan and (ii) 272,145 under the 2018 ESPP;

•

Registration Statement No.  333-229587, filed with the SEC on February 8, 2019, registering a total of 1,794,660 shares of the Company Common Stock, consisting of (i) 750,000 shares under the Inducement Equity Plan, (ii) 835,728 shares under the 2018 Plan and (iii) 208,932 shares under the 2018 ESPP; and

•

Registration Statement No.  333-225802, filed with the SEC on June 21, 2018, registering a total of 4,427,396 shares of the Company Common Stock, consisting of (i) 2,412,396 under the 2011 Stock Option and Incentive Plan, (ii) 1,822,000 shares under the 2018 Plan and (iii) 193,000 shares under the 2018 ESPP.

On October 5, 2021, the Company entered into a Transaction Agreement (the “Transaction Agreement”), dated as of May 24, 2021, by and among the Company, Strongbridge Biopharma plc, a public limited company incorporated in Ireland (“Strongbridge”), Xeris Biopharma Holdings, Inc., a Delaware corporation (“Xeris HoldCo”) and Wells MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of Xeris HoldCo (“MergerSub”). Pursuant to the Transaction Agreement, (i) Xeris Holdco acquired all of the outstanding capital stock of Strongbridge by means of an acquisition (the “Acquisition”) pursuant to a scheme of arrangement under Irish law and (ii) MergerSub merged with and into the Company, with the Company as the surviving corporation in the merger (the “Merger,” and the Merger together with the Acquisition, the “Transactions”). As a result of the Transactions, both the Company and Strongbridge became wholly owned subsidiaries of Xeris Holdco.

As a result of the Transactions, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registrations Statements as of October 5, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on this 5th day of October, 2021.

XERIS PHARMACEUTICALS, INC.

By:	/s/ Paul R. Edick
Paul R. Edick
Chief Executive Officer and Chairman

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.